SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Hewitt Associates, Inc.

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HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 1, 2006

TO THE STOCKHOLDERS OF HEWITT ASSOCIATES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hewitt Associates, Inc., a Delaware corporation (the “Company”), will be held at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, IL 60611, on Wednesday, February 1, 2006 at 9:00 a.m. Central time for the following purposes:

1.	To elect four Class I Directors, each to serve for a term of three years or until his or her successor is duly elected and qualified to hold office.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the Company’s fiscal year ending September 30, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors (the “Board”) has fixed the close of business on December 5, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy in the return envelope (which is postage prepaid if mailed in the United States) or vote your proxy via telephone or internet as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from the record holder. If you wish to attend the Annual Meeting, please present proof of your ownership of Hewitt Associates stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

By Order of the Board of Directors

C.L. Connolly, III
Secretary

Lincolnshire, Illinois

December 14, 2005

HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 1, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hewitt Associates, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, February 1, 2006, at 9:00 a.m. Central time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, IL 60611. The Company intends to mail this proxy statement and accompanying proxy card on or about December 14, 2005 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers or other employees of the Company.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on December 5, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 62,888,489 shares of its Class A common stock, 44,175,605 shares of its Class B common stock and 3,421,402 shares of its Class C common stock.

Each holder of record of each class of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation and Stockholder Agreement, other than in elections of directors, every share of Class B common stock and Class C common stock shall be voted in accordance with the vote of the majority of the votes cast on the matter in question by the holders of Class B common stock and Class C common stock, voting together as a group, pursuant to a separate, preliminary vote of the holders of Class B common stock and Class C common stock (“Preliminary Vote”), according to procedures established by the Company’s Stockholders’ Committee. In elections of directors, every share of Class B common stock and Class C common stock shall be voted in favor of the election of those persons, equal in number to the number of such positions to be filled, receiving the highest number of votes cast by the holders of Class B common stock and Class C common stock, voting together as a group, in the Preliminary Vote.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, will constitute a quorum for action on a matter at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum, but are not counted for determining whether a matter has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

If no directions are specified on a duly submitted proxy, the shares will be voted in accordance with the recommendations of the Board in favor of the election of the directors nominated by the Board, in favor of Proposal 2 and in accordance with the direction of the persons approved to act as proxies on any other matter properly brought before the meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company before the Annual Meeting at the Company’s principal executive offices, 100 Half Day Road, Lincolnshire, Illinois 60069, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each elected for a three-year term, with the term of Class I Directors expiring at the Annual Meeting to be held in 2006, the term of Class II Directors expiring at the Annual Meeting of stockholders to be held in 2007 and the term of Class III Directors expiring at the Annual Meeting to be held in 2008.

The authorized number of directors is currently set at eleven. Four seats on the Board of Directors, currently held by Bryan J. Doyle, Julie S. Gordon, Michele M. Hunt and Cary D. McMillan, have been designated as Class I Board seats, with the directors’ term expiring as of the 2006 Annual Meeting.

Bryan J. Doyle, Julie S. Gordon, Michele M. Hunt and Cary D. McMillan have been nominated to serve as Class I Directors. If elected at the Annual Meeting, each of the four nominees would serve until the 2009 Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s death, resignation, or removal.

The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

Set forth below is biographical information for each person nominated, and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for Class I Directors

Names	Length of Term
Bryan J. Doyle Julie S. Gordon Michele M. Hunt Cary D. McMillan	Nominated for a three-year term expiring at the 2009 Annual Meeting of Stockholders

Bryan J. Doyle (age 45) has been the President of the HR Outsourcing Group since 2005 and a Director since April 2002. Previously, Mr. Doyle was the Outsourcing Line of Business Leader since 2000. He is responsible for the overall strategy and management of the HR Outsourcing business. He joined the Company in 1984.

Julie S. Gordon (age 48) has been Hewitt’s Chief Business Excellence Officer since October 2005 and has served as a director since April 2002. From May 2001 until October 2005, Ms. Gordon was the North American Market Leader for the Retirement and Financial Management Line of Business. Prior thereto, she served as a business leader in Hewitt’s Midwest actuarial practice. She joined the Company in 1978. Ms. Gordon is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Michele M. Hunt (age 56) is Founder and President of Vision & Values, a leadership and organizational development firm in New York, New York, and has served as a director since July 2002. Since founding her firm in 1995, Ms. Hunt has partnered with numerous organizations, including Banco Popular, IBM, Motorola and NASA, to align their culture, systems and processes with their vision and core strategies. In 1993, President Clinton appointed Ms. Hunt to lead the Federal Quality Institute in an initiative to improve government agencies. Prior to this appointment, Ms. Hunt served as Corporate Vice President for People of Herman Miller, Inc.

Cary D. McMillan (age 47) has been Chief Executive Officer of Verity Metis Partners, LLC, a professional services firm providing tax and other financial consulting services since 2005 and has served as a director since July 2002. Previously, he served as Chief Executive Officer of Sara Lee Branded Apparel and Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from 2000 until 2004. Mr. McMillan joined Sara Lee in 1999 as Executive Vice President and Chief Financial Officer. From 1980 to 1999, Mr. McMillan held a number of positions of increasing responsibility at Arthur Andersen & Co., L.L.P., including managing partner of the Chicago office. Mr. McMillan also currently serves on the board of directors of McDonalds Corporation, as well as the boards of several nonprofit organizations in the Chicago area. Mr. McMillan serves on the audit and finance committees of McDonalds Corporation.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE.

Class II Directors Continuing in Office

Names	Length of Term
Steven A. Denning Michael E. Greenlees James P. Kelly Steven P. Stanbrook	Three-year term, one year remaining, expiring at the 2007 Annual Meeting of Stockholders

Steven A. Denning (age 57) is Chairman and a Managing Director of General Atlantic LLC, a leading global private equity firm providing capital for innovative companies where information technology or intellectual property is a key driver of growth, and has served as a director since October 2004. He has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is a director of Eclipsys Corporation, Genpact, IHS Inc., SRA International, Inc., Liberata plc and The Thomson Corporation. Mr. Denning chairs the human resources committee of The Thomson Corporation and serves on the compensation committees of Eclipsys Corporation, Genpact, IHS Inc. and SRA International, Inc. Mr. Denning received an M.B.A. degree from the Stanford Graduate School of Business, an M.S. degree from the Naval Graduate School in Monterey, California and a B.S. degree from the Georgia Institute of Technology. Mr. Denning was a director of Exult, Inc. until it was acquired by the Company on October 1, 2004.

Michael E. Greenlees (age 58) is Chief Executive Officer of FastChannel Network, an advertising services company, and has served as a director since January 2004. Prior to assuming his current role in 2004, Mr. Greenlees served as Executive Vice President of Omnicom Group, Inc., the holding company for a number of advertising and marketing services businesses, from 2001-2003. From 1998 to 2001, Mr. Greenlees served as President and CEO of TBWA Worldwide, a unit of Omnicom. From 1980-1998, Mr. Greenlees was Chairman and Chief Executive of GGT Group plc, a London-based advertising and marketing services group. Mr. Greenlees has over thirty years experience in advertising and marketing.

James P. Kelly (age 62) is the former Chairman and Chief Executive Officer of United Parcel Service, a package distribution company (“UPS”), and has served as a director since July 2002. Mr. Kelly joined UPS in 1964 and held a number of senior positions there, including labor relations manager and Chief Operating Officer, prior to assuming the role of Chairman and Chief Executive Officer in 1997, which he held until his retirement in February 2002. Mr. Kelly serves as chairman of the Annie E. Casey Foundation and serves on the board of directors of BellSouth Corporation, Dana Corporation and UPS. Mr. Kelly serves on the governance and nominating committee of United Parcel Service, the compensation and finance committees of Dana Corporation and the executive nominating and compensation and director nominating and corporate governance committees of BellSouth Corporation.

Steven P. Stanbrook (age 48) is President, Asia and the Americas, of S.C. Johnson & Son, Inc., a manufacturer of consumer products, and has served as a director since January 2004. Prior to his current role, Mr. Stanbrook served as President of S.C. Johnson’s business in Europe, Africa and Near East from 1996-2002. Prior to joining S.C. Johnson in 1996, Mr. Stanbrook was President—International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation from 1979-1995, and most recently served as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook also currently serves on the board of directors of Chiquita Brands International, Inc. Mr. Stanbrook serves on the audit committee and chairs the compensation committee of Chiquita Brands International.

Class III Directors Continuing in Office

Names	Length of Term
Cheryl A. Francis Dale L. Gifford Thomas J. Neff	Three-year term, two years remaining, expiring at the 2008 Annual Meeting of Stockholders

Cheryl A. Francis (age 51) served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons, a print media company, from 1995 until 2000 and has served as a director since July 2002. Since 2000, Ms. Francis has served as a business consultant and since 2002, as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley & Sons, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987-1991, and Treasurer of FMC Corporation from 1993-1995, and as an adjunct professor for the University of Chicago Graduate School of Business from 1991-1993. Ms. Francis also currently serves on the board of directors of HNI Corporation and Morningstar, Inc. Ms. Francis is a member of the audit committee of Morningstar, Inc.

Dale L. Gifford (age 55) has served as the Company’s Chief Executive Officer since 1992 and as Chairman of the Board since March 2002. Prior to his current roles, Mr. Gifford managed the Company’s Southwest and

Midwest U.S. Market Groups, international operations and flexible compensation practice. Mr. Gifford joined the Company in 1972 as an actuary. He is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries.

Thomas J. Neff (age 68) has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm, since October 1996, has been employed with Spencer Stuart since 1976, including as President from 1979 to October 1996, and has served as a director since October 2004. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff is a director of Ace Limited and the Lord Abbett Mutual Funds. Mr. Neff was a director of Exult, Inc. until it was acquired by the Company on October 1, 2004.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has confirmed the selection by the audit committee of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2006, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since April 2002.

If the stockholders fail to ratify the selection of Ernst & Young LLP as the Company’s independent auditors, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this Proposal 2 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Corporate Governance

The Board of Directors has determined, after considering a number of factors, including its members’ current and historic relationship with the Company, the relationships their current and former employers have with the Company, and the relationships between the Company and other companies of which the members are Directors, that a majority of its members, including Steven A. Denning, Cheryl A. Francis, Michael E. Greenlees, Michelle M. Hunt, James P. Kelly, Cary D. McMillan, Thomas J. Neff and Steven P. Stanbrook are, and after the Annual Meeting (assuming the election of all nominees at the Annual Meeting) will be, independent of the Company and its management, as defined by the New York Stock Exchange rules and regulations and that no material relationship exists between the Company and its independent directors.

Independent members of the Board of Directors of the Company meet in executive session without management present at least two times per year. The Board has designated James P. Kelly as the presiding director for these meetings. Persons who wish to communicate with the Board, the independent directors as a group or any individual director (including Mr. Kelly) should communicate in writing addressed to Mr. Kelly c/o Chris Denton at the Company’s principal executive offices.

The Company’s Corporate Governance Guidelines, the charter for each Committee of the Board of Directors, the Company’s Code of Conduct and the Company’s Code of Ethics for Senior Executive Financial Officers, which applies to our principal executive officer, our principal financial and accounting officer and certain other senior personnel, can be viewed at the Company’s web site, www.hewitt.com, and are available in written form without charge to anyone submitting a written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069. We intend to post on our website any amendment to or waiver of our Code of Ethics for Senior Executive Financial Officers. A copy of the Company’s Audit Committee charter is attached as Appendix A to this proxy statement.

Board Committees and Meetings

The Board of Directors met ten times in fiscal year 2005. In addition to corporate actions taken at such meetings, the Board approved two corporate actions during fiscal year 2005 by unanimous written consent. The Board has designated three committees: the Audit Committee, the Compensation and Leadership Committee and the Nominating and Corporate Governance Committee. The Audit Committee met nine times, the Compensation and Leadership Committee met ten times, and the Nominating and Corporate Governance Committee met two times in fiscal year 2005. Except for Michele M. Hunt, each director attended at least 75% of the aggregate of all Board and Committee meetings held during fiscal year 2005 by the Board and each of the Committees on which he or she served during his or her tenure.

Ms. Francis and Messrs. Denning, Kelly and Stanbrook comprise the Audit Committee. Each member of the Audit Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to the Company’s annual audit, accounting policies, financial reporting, and internal controls. The Board of Directors has determined that each Audit Committee member is financially literate and has sufficient knowledge in financial and auditing matters to serve on the committee and that each member qualifies as an audit committee financial expert under Securities and Exchange Commission regulations.

Ms. Hunt and Messrs. Greenlees, McMillan and Neff comprise the Compensation and Leadership Committee. Each member of the Compensation and Leadership Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company (including compensation of the Chief Executive, executive officers, and Board members), and the grant of awards under the Company’s Global Stock and Incentive Compensation Plan (the “Global Stock Plan”) and such other incentive compensation plans as may be adopted in the future. This Committee also oversees the development of leadership programs for the Company, including strategies for succession planning.

Messrs. Kelly, Greenlees and Neff comprise the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent of the Company and its management. This Committee is empowered to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board of Directors director nominees, develop and recommend to the Board of Directors corporate governance principles, or changes to existing corporate governance principles applicable to the Company, and oversee the evaluation of the Board and management.

The Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment includes an examination of whether the individual is independent, as well as consideration of diversity, skills and experience in the context of the needs of the Board. The Committee considers, among other factors, the number of Boards on which a candidate sits, whether the candidate has full-time or part-time employment, and the candidate’s financial interests in organizations which are or are likely to become suppliers to or competitors of the Company. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, such as executive search firms, as it deems appropriate.

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders, using the same criteria as for other candidates. Recommendations should be submitted to the Secretary of the Company at the Company’s principal executive offices. The recommendation should include the name and address of the stockholder making the recommendation and evidence of his or her ownership of common stock of the Company, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement. To be considered, the recommendation must be received by the Secretary not less than 120 days before the anniversary date of the Company’s most recent annual meeting of stockholders.

Messrs. Denning and Neff were appointed to the Board of Directors pursuant to the Agreement and Plan of Merger pursuant to which the Company acquired Exult, Inc. The Board of Directors has determined that each of Messrs. Denning and Neff qualifies as an “independent” director of the Company under the New York Stock Exchange’s definition of independence.

Although the Board has not adopted a formal policy with respect to the directors’ attendance at annual meetings of the Company’s stockholders, all directors are strongly encouraged to attend. Ten members of the Board attended the Company’s 2005 Annual Meeting of the Stockholders.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in such filing.

The Audit Committee currently consists of four members of the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2005 (the “Fiscal Year 2005 Audited Financial Statements”) with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young and has concluded that the independence of Ernst & Young is not compromised by the performance of such services.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal Year 2005 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

December 6, 2005	Cheryl A. Francis, Chairman Steven A. Denning James P. Kelly Steven P. Stanbrook

Independent Auditor

Audit Fees

The following table presents fees for professional audit services provided by Ernst & Young for the years ended September 30, 2004 and September 30, 2005, and fees billed for other services provided by Ernst & Young during those periods.

	For the Years
	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$3,101,509	$1,364,673
Audit Related Fees(2)	$1,845,744	$1,273,588
Tax Fees(3)	$178,624	$586,330
All Other Fees	$6,000	$—

Total	$5,131,877	$3,224,591

(1)	Audit fees in 2004 and 2005 include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures performed by the independent auditor to form an opinion on the Company’s consolidated financial statements. In 2004, Audit Fees also included fees incurred in connection with registering shares of the Company’s common stock under the Securities Act of 1933. In 2005, Audit Fees included Sarbanes-Oxley 404 audit procedures.
(2)	Audit Related Fees in 2004 and 2005 primarily include SAS 70 services.
(3)	Tax Fees in 2004 include global transfer pricing services and other tax planning and compliance services provided in relation to foreign taxes and United States federal, state and local tax compliance. Tax fees in 2005 include miscellaneous tax consultations in the U.S. and various international locations.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services by the independent auditor.

The Audit Committee has established two different approaches to pre-approving services. Proposed services may be either pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer (CFO) and Director of Internal Audit and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee pre-approved all services provided by Ernst & Young in fiscal 2004 and 2005 in accordance with the foregoing policy.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of Ernst & Young will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 31, 2005, by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Number of Outstanding Shares Beneficially Owned on October 31, 2005

Name	Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned		Percentage of Class B Common Stock Beneficially Owned	Percentage of All Classes of Common Stock Beneficially Owned(1)
Five Percent Stockholders:
Parties to Stockholders’ Agreement,(2) 100 Half Day Road, Lincolnshire, IL 60069	0		—	43,292,958		96.98%	39.06%
General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwhich, CN 06830	9,774,479	(3)	15.59%	0		—	8.82%
Ariel Capital Management, LLC, 200 East Randolph Drive, Suite 2900, Chicago, IL 60601	9,217,540	(4)	14.70%	0		—	8.32%
Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153	5,716,590	(5)	9.11%	0		—	5.16%
Artisan Partners Limited Partnership, 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	5,509,400	(6)	8.78%	0		—	4.97%
Directors and Named Executive Officers:
Dale L. Gifford	161,926	(7)	*	871,853	(8)	1.95%	*
Perry O. Brandorff	51,051	(7)	*	178,733		*	*
Dan A. DeCanniere	29,451	(7)	*	83,262		*	*
Bryan J. Doyle	69,201	(7)	*	200,698		*	*
Julie S. Gordon	22,401	(7)	*	185.594		*	*
John M. Ryan	41,286	(7)	*	192,738		*	*
Non-employee Directors and Director Nominees:
Steven A. Denning	9,790,649	(3)	15.61%	0		—	8.83%
Cheryl A. Francis	17,615	(7)	*	0		—	*
Michael E. Greenlees	3,714		*	0		—	*
Michele M. Hunt	16,295	(7)	*	0		—	*
James P. Kelly	17,616	(7)	*	0		—	*
Cary D. McMillan	22,436	(7)	*	0		—	*
Thomas J. Neff	6,170		*	0		—	*
Steven P. Stanbrook	5,530		*	0		—	*
Executive Officers and Directors as a Group (17 persons)	10,350,386	(9)	16.50%	1,712,878		3.84%	10.88%

*	Less than 1%
(1)	Includes Class A common stock, Class B common stock and Class C common stock. None of the persons or entities listed in the table above owns any shares of Class C common stock.
(2)	Consists of approximately 670 parties to a stockholders’ agreement that provides for, among other things, voting of these shares of Class B Common Stock held by the other parties to the agreement. The terms of the stockholders’ agreement are more fully described in “Certain Relationships and Related Transactions—Stockholders’ Agreement” herein. Each party to the stockholders’ agreement disclaims beneficial ownership of shares held by the other parties to the agreement. The parties to the stockholders’ agreement do not beneficially own shares of Class A common stock as a group. No party to the stockholders’ agreement owns more than 2% of the Class B common stock or 1% of the Class A common stock. The shares of Class B common stock will automatically be converted to shares of Class A common stock upon transfer to a person other than a former owner of FORE Holdings LLC or a former partner of Bacon & Woodrow, or their affiliated transferees, or at the direction of the Company’s stockholders’ committee.
(3)

Includes 9,774,479 shares held by the following General Atlantic partnerships: 4,661,962 shares held by General Atlantic Partners 54, L.P.; 1,115,353 shares held by General Atlantic Partners 57, L.P.; 2,180,207 shares held by General Atlantic Partners 60, L.P.; 775,805 shares held by GAP Coinvestment Partners, L.P.; and 1,041,152 shares held by GAP Coinvestment Partners II, L.P. Mr. Denning is a director of the Company, a managing member of General Atlantic Partners, LLC, and a general partner of each of GAP Coinvestment Partners, L.P.

and GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P., and General Atlantic Partners 60, L.P. The general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. are also managing members of General Atlantic Partners, LLC. Mr. Denning disclaims beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of his pecuniary interest therein.

(4)	Based on the most recently filed Schedule 13G by Ariel Capital Management, LLC.
(5)	Based on the most recently filed Schedule 13G by Baron Capital Group, Inc. These securities are beneficially owned by various institutional investors, including Baron Capital Group (which owns 80,000 shares, representing 0.13% of the outstanding Class A common stock), BAMCO, Inc. (which owns 5,462,500 shares, representing 9.04% of the outstanding Class A common stock), and Baron Capital Management, Inc. (which owns 254,090 shares, representing 0.42% of the outstanding Class A common stock). Baron Capital Group, Inc. disclaims beneficial ownership to the extent such shares are held by persons other than Baron Capital Group, Inc. BAMCO, Inc. and Baron Capital Management, Inc. disclaim beneficial ownership of shares held by their investment advisory clients.
(6)	Based on the most recently filed Schedule 13G by Artisan Partners Limited Partnership. These securities are beneficially owned on behalf of various discretionary clients of Artisan Partners Limited Partnership, including 3,198,500 shares, representing 5.29% of the outstanding Class A common stock, held on behalf of Artisan Funds, Inc.
(7)	The number of shares of Class A common stock for each named executive officer and director includes the following number of shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2005: Mr. Gifford—131,925 shares; Mr. Brandorff—38,550 shares; Mr. DeCanniere—29,450 shares; Mr. Doyle—54,200 shares; Ms. Gordon—17,400 shares; Ms. Francis—9,400 shares; Ms. Hunt—9,400 shares; Mr. Kelly—9,400 shares; Mr. McMillan—9,400 shares; and Mr. Ryan—33,775 shares.
(8)	Includes 220,713 shares held by a family partnership.
(9)	Includes 375,025 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2005.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for any other purpose.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid for the fiscal years ended September 30, 2003, 2004 and 2005 to the Chairman and Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

Name and Principal Position	Fiscal Year Ended	Salary	Bonus	Securities Underlying Options	All Other Compensation(1)
Dale L. Gifford
Chief Executive Officer	2005	$800,000	$0	0	$61,700
	2004	$785,000	$590,000	52,300	$145,584
	2003	$785,000	$450,000	59,200	$132,408

Perry O. Brandorff(2)
President—HR Consulting Group	2005	$470,000	$0	0	$190,941
	2004	$460,000	$200,000	15,300	$461,385
	2003	$460,000	$175,000	17,400	$209,519

Dan A. DeCanniere(3)
Chief Financial Officer	2005	$380,000	$0	0	$107,300
	2004	$375,000	$165,000	12,500	$61,667
	2003	$350,000	$140,000	13,200	$58,417

Bryan J. Doyle
President—HR Outsourcing Group	2005	$500,000	$0	0	$40,700
	2004	$455,000	$345,000	23,000	$88,084
	2003	$430,000	$215,000	24,300	$74,754

John M. Ryan
Senior Vice President—Strategy and Counsel	2005	$410,000	$0	0	$34,400
	2004	$410,000	$200,000	13,700	$68,917
	2003	$400,000	$155,000	15,100	$65,604

(1)

Except as otherwise noted, represents Retirement and Savings Plan contributions and non-qualified defined contribution top-hat plan contributions earned through the end of fiscal years 2003, 2004 and 2005, and payments under a spending allowance program. Estimated

Retirement and Savings Plan contributions for 2005 are $12,900 for each of the Named Executive Officers. Each Named Executive Officer also received $7,500 in 2005 under the spending allowance program. Estimated 2005 non-qualified defined benefit contribution top-hat plan contributions are $41,300, $18,200, $11,900, $20,300 and $14,000 for each of Messrs. Gifford, Brandorff, DeCanniere, Doyle and Ryan, respectively. Company funding contribution for fiscal 2005 retirement plans is one-half that of previous years. Actual qualified and non-qualified retirement plan contributions for fiscal year 2005 will be made on December 31, 2005, or as soon thereafter as practical.

(2)	In 2003, 2004, and 2005, Mr. Brandorff was on assignment in Brussels. Expatriate compensation included allowances for housing, cost of living, annual leave and tax equalization payments. These allowances totalled $135,998 in 2003, $387,301 in 2004, and $105,978 in 2005. Mr. Brandorff repatriated in 2005 and received $46,363 in relocation assistance.
(3)	Mr. DeCanniere received additional compensation of $25,000 per month in July, August, and September 2005 under the terms of his letter agreement entered into at the time of his resignation.

Stock Option Grants

In fiscal year 2005 the Company did not grant stock options, shares of restricted stock or stock appreciation rights to its executive officers under the Global Stock Plan.

Option Exercise Table

The following table provides information regarding the exercise of stock options in fiscal 2005 by the Named Executive Officers and the fiscal year-end value of unexercised options.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End(1)		Value of Unexercised In-the-Money Options at FY-End(2)

			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Dale L. Gifford	0	0	131,925	46,275	508,335	232,197
Perry O. Brandorff	0	0	38,550	13,550	148,140	67,824
Dan A. DeCanniere	0	0	29,450	10,050	106,686	49,554
Bryan J. Doyle	0	0	54,200	18,500	196,371	91,215
John M. Ryan	0	0	33,775	11,725	127,716	58,578

(1)	On June 8, 2005, the Company’s Board of Directors approved the acceleration of the vesting of certain outstanding, unvested out-of-the-money stock options awarded in the 2004 equity cycle under the Company’s Global Stock and Incentive Compensation Plan, except for options awarded to employees in certain non-U.S. jurisdictions where the vesting would cause tax or regulatory issues.
(2)	Value calculated as the amount by which the closing price of the underlying shares on the New York Stock Exchange on September 30, 2005 (the last trading day of fiscal 2005) exceeds the option exercise price.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of September 30, 2005 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in initial column)
Equity compensation plans approved by security holders	10,364,866	$23.75	8,040,047
Equity compensation plans not approved by security holders	0	N/A	0
Total	10,364,866	$23.75	8,040,047

General Employment Arrangements

All employees are required to sign confidentiality agreements upon joining the Company. All employees in certain pay bands (including each executive officer) who receive restricted stock are required to sign a non-competition agreement that is included in their restricted stock award agreement.

Change- in-Control Executive Severance Plan

The Company has adopted a Change-in Control Executive Severance Plan for selected senior executives, which will remain in effect until terminated by the Company. Upon a change-in-control event coupled with the executive’s loss of employment, the executive would receive certain benefits, including a lump sum payment equal to two times base pay and target annual incentive, continuation of certain health benefits for 24 months, and 100% vesting of all unvested equity grants. The plan is applicable to 24 senior executives, including the Named Executive Officers.

DIRECTORS AND OFFICERS

Biographical Information for Directors

See “Election of Directors” on page 2 of this Proxy Statement for biographical information for the directors and director nominees.

Biographical Information for Non-Director Executive Officers and Other Members of Senior Management

Sanjiv K. Anand (age 53) has been the HR Outsourcing—Solutions, Strategy and Development Co-Leader since 2005. In addition, Mr. Anand has been the Chief Technology Officer since 1999. He manages the design and development of Hewitt’s global HR outsourcing solutions and related technology platforms. Prior to1999, Mr. Anand managed the technology development efforts for the Company’s benefits outsourcing business and led several large client outsourcing engagements. He joined the Company in 1980.

John L. Anderson (age 52) has been the HR Consulting—Global Talent & Organization Consulting Practice Leader since 2000. Prior to his current role, Mr. Anderson managed the Company’s compensation consulting business. He joined the Company in 1980 as an executive compensation consultant. He is a Certified Public Accountant and a member of the AICPA and Illinois CPA Society.

Bettye B. Baldwin (age 64) has been the HR Consulting and Integration—Latin America Leader since 2003. Prior to her appointment, Ms. Baldwin was responsible for Hewitt offices in Puerto Rico, Dominican Republic and Venezuela. Prior to joining the Company in 1990, Ms. Baldwin’s experience included Vice President of Human Resources for a major insurance company and a major cosmetic company.

Perry O. Brandorff* (age 47) has been the President of the HR Consulting Group since 2005. Prior to his current role, Mr. Brandorff was the Manager of the Company’s Europe Region, and managed the Company’s Southwest U.S. Market Group and center in Dallas, Texas. He joined the Company in 1982 as an actuary. Mr. Brandorff is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries.

Jack E. Bruner (age 49) has been the HR Consulting—Solutions and Strategies Leader since 2005. Prior to his current role, Mr. Bruner was the Health Management—Line of Business Leader since joining the Company in 1991. Mr. Bruner is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford and Bryan J. Doyle are Executive Officers.

Monica M. Burmeister (age 52) has been the HR Consulting—Global Benefits Practice Leader since 2005. Prior to her current role, Ms. Burmeister managed the Retirement and Financial Management Line of Business and the Company’s actuarial practice in the Midwest U.S. Market Group. She joined the Company in 1976. She is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Perry H. Cliburn* (age 47) has been the Chief Information Officer since joining the Company in 1999. Prior to joining the Company, Mr. Cliburn was with First Data Corporation where he held a variety of positions, including manager of the Application Development and Support groups for First Data Resources (the retail credit card company within First Data Corporation).

C. Lawrence Connolly, III (age 58) has served as the Company’s General Counsel since 1973, and as Corporate Secretary since 2002. Mr. Connolly joined the Company in 1972. He is also a Certified Public Accountant and a member of the AICPA. He is also a member of Hewitt’s fiduciary plan administrative committee.

Sumer Datta (age 44) has been the HR Outsourcing Leader for Asia-Pacific since October 2005. Prior to his current role, Mr. Datta served as the Market Manager for India operations in addition to overseeing the HR Outsourcing responsibilities in Asia Pacific. He joined the Company in 1998.

Dan A. DeCanniere* (age 52) served as Chief Financial Officer from 1996 when he joined the Company until November 2005. Prior to joining the Company, Mr. DeCanniere served for five years as Chief Operating Officer and Chief Financial Officer of a large architectural engineering firm and for ten years as chief financial officer and chief administrative officer of a large financial and litigation consulting firm. He is a member of the AICPA and Illinois CPA Society.

Eric C. Fiedler (age 38) has served as the HR Consulting and Integration—Asia-Pacific Leader since 2005. Prior to his current role, Mr. Fiedler managed the Company’s Greater China Market Group from 2000 to 2005, was a Compensation Consulting Practice Leader in China from 1997 to 2000, and a Business Development Manager from 1995 to 1997. Mr. Fiedler joined the Company in 1995.

Richard H. Jones (age 53) has been the HR Outsourcing—Europe Leader since joining the Company in 2004. Prior to his current role, Mr. Jones served for four years at Exult as the Europe / Asia President and Operations President, and was a global managing partner at Andersen Consulting, where he was responsible for the BPM (Outsourcing) business for the resources industries and utilities sectors worldwide.

Suzanne M. Kenney (age 57) has been the HR Consulting—Global Communication Practice Leader since 1995. She joined the Company in 1981 to establish Hewitt’s employee research business, and served as Global Leader for Hewitt’s Employee Listening Practice prior to her current role.

Stephen Dale King* (age 54) has been the Senior Vice President—Human Resources since 2005. Prior to his current role, Mr. King served as the Chief Human Resources Officer since 2000 and as the Company’s Chief Learning Officer since joining the Company in 1997. Prior to joining the Company, Mr. King was with the Bank of Montreal’s Institute for Learning—the bank’s corporate university—where he coordinated classroom training. Mr. King also worked as part of human resources teams at Harris Bank and Caremark.

James R. Konieczny (age 44) has been the HR Outsourcing—Chief Operations Officer since 2002. Prior to assuming his current role, Mr. Konieczny served as HR Outsourcing’s Leader for North America Operations from 2002 until 2004 and as HR Outsourcing’s Leader for the East Region from 1998 to 2002. Prior to joining the Company in 1987, Mr. Konieczny served in the U.S. Air Force.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford and Bryan J. Doyle are Executive Officers.

Esther K. Laspisa (age 48) has been Chief of Staff and Global Leader of Corporate Relations, responsible for Marketing, Public Relations, Corporate Communications, Community Relations, and Government Relations, since 2005. Prior to assuming her current role, Ms. Laspisa served in a number of leadership positions in the Company’s Outsourcing business, including leading Hewitt’s Workforce Management line of business. She joined the Company in 1983.

Michael R. Lee (age 49) has been the HR Consulting—Sales and Client Management Leader since 2005. Before assuming his current position, Mr. Lee served as the Client Development Leader—North America, from 2003 to 2005, the North America Market Group Leader, from 2002 to 2003, Market Group Leader—Midwest U.S. Market Group from 2000 to 2002, global practice leader for the Company’s Managing Consultant Group from 1997 to 2000 and prior thereto, managed the Company’s Pittsburgh market. He joined the Company in 1984.

Charles Mercado (age 59) has been the HR Outsourcing—Latin America Leader since March 2005. Prior thereto Mr. Mercado was the Consulting and Outsourcing Technology and Operations Leader for the Latin America region. He joined the Company in January 2002.

Christopher S. Palmer (age 54) has been the HR Outsourcing—Sales and Accounts Co-Leader since 2005. Prior to his current role, Mr. Palmer served as the Company’s Market Group Leader—East U.S. Market Group since 2002. From 2000 until 2002, he managed the U.S. Client Development Group for the East Region and from 1990 to 2000 was the U.S. Business Development Group Manager for the East Region. He joined Hewitt in 1979.

John J. Park* (age 44) has been the Chief Financial Officer since joining the Company in November 2005. Prior to joining the Company, Mr. Park served as Chief Financial Officer of Orbitz, Inc., an online travel company, from October 2000 until February 2005, and as acting President from November 2004 until February 2005. Prior to joining Orbitz, Mr. Park held executive positions with Sears, Roebuck and Company, including head of finance for its services and credit card businesses, and senior finance and strategy positions with Diageo PLC and PepsiCo, Inc.

Roger S. Parkin (age 49) has been the HR Consulting and Integration—Europe Leader since 2005. Prior to his current role, Mr. Parkin was the Market Group Leader—UK & Ireland Market Group from January 2004 to April 2005 and prior to that served as leader of the Company’s Retirement & Financial Management practice in the United Kingdom. Mr. Parkin joined Bacon & Woodrow in 1977, and is a Fellow of the Institute of Actuaries.

Jocelyn P. Purtell (age 42) has been the HR Outsourcing—North American Operations Leader since 2004. Prior to assuming her current role, Ms. Purtell served in a number of leadership positions in the Company’s Outsourcing business, including most recently leading Hewitt’s Workforce Management practice. She is also a member of Hewitt’s fiduciary plan administrative committee. She joined the Company in 1985.

John M. Ryan* (age 58) has been the Senior Vice President—Strategy and Counsel since 2005. He is responsible for the firm’s strategic planning, risk management, and corporate development, and oversees the Company’s legal activities. Prior to assuming his current roles, Mr. Ryan served as the Company’s Chief Administrative Officer since 1988 and Corporate Development Leader since 2001. In addition, he is the Chief Executive Officer of Hewitt Financial Services LLC and President of Hewitt International Holdings Corporation. Mr. Ryan joined the Company in 1985. Prior to that time, he spent 13 years in the private practice of law.

Michael J. Salvino (age 40) has been the HR Outsourcing—Sales and Accounts Co-Leader since joining the Company in 2004. Prior to joining the Company, Mr. Salvino spent four years at Exult, Inc., where he held multiple leadership positions within Sales and Accounts before serving as the Americas President from June

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford and Bryan J. Doyle are Executive Officers.

2003 until October 2004. As the Americas President of Exult, Mr. Salvino was responsible for Sales, Accounts, and Operations for the regions of Latin America, Canada, and the United States. Prior to joining Exult, Mr. Salvino spent a total of twelve years at Andersen Consulting, where his primary focus as an Associate Partner was on Global Information Management Outsourcing. Mr. Salvino also spent a year with KPMG in their Consulting practice as a Manager implementing Reengineering and Activity Based Costing solutions for Manufacturing clients.

Kristi A. Savacool* (age 46) has been the Senior Vice President—Shared Business Services since joining the Company in 2005. Prior to that, Ms. Savacool held a number of management positions at The Boeing Company since 1985, including most recently serving as a Vice President within Boeing’s Shared Services Group from 2001 to 2005 and Vice President and Chief Information Officer of Boeing’s Commercial Airplane Group from 1999 to 2001.

Stephen M. Unterberger (age 47) has been the HR Outsourcing—Solutions Strategy and Development Co-Leader since joining the Company in 2004. Mr. Unterberger previously held a number of positions at Exult, including Executive Vice President and Chief Operating Officer, from February 1999 until June 2001. He became Exult’s Chief of Service Delivery in June 2001, Corporate Executive Vice President, Business Model Operations of Exult in January 2003, and served as Exult’s Business Model Architecture President from June 2003 until October 2004. Prior to joining Exult, Mr. Unterberger was the Operating Executive of the U.S. Division of Systemhouse, where he was responsible for building the firm’s overall business and client base, and overseeing the delivery of technology solutions for clients.

Compensation and Leadership Committee Report

The following Compensation and Leadership Committee Report should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference in such filing.

The Compensation and Leadership Committee (the Committee) is composed exclusively of non-employee, independent directors. The Committee reviews the compensation arrangements for the Chief Executive Officer and other members of senior management. The Committee’s charter with respect to executive compensation is to establish programs which attract and retain key executives, align their compensation with the Company’s overall business strategies, values and performance, and support the Company’s efforts to develop world-class leaders. Pursuant to its charter, the Compensation and Leadership Committee has reviewed and confirmed a total rewards philosophy which includes the following considerations:

•	A “pay-for-results” orientation that differentiates compensation based on firm, business group and individual performance;

•	An emphasis on long-term incentives as a major component of total compensation in order to more closely align the interests of Company executives with the interests of long-term shareholders;

•	An emphasis on rewarding Company executives with total compensation (including cash and stock incentive plans) at the median of the competitive marketplace (actual compensation paid depends on performance);

•	An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives, balances short-term and long-term financial and stock price goals and behaviors within the Company, and encourages Company stock ownership; and

•	Recognize that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford and Bryan J. Doyle are Executive Officers.

The primary components of the Company’s executive compensation program are (a) base salaries, (b) annual cash incentive opportunities, and (c) long-term incentive opportunities in the form of restricted stock, performance-based stock and stock options. Executives also receive limited executive benefits in addition to participating in the associate benefit programs. This approach enables the Company to compete in the highly competitive environment in which it operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Each primary component of executive pay is discussed below.

The executive officers’ and CEO’s base salary, annual incentive target award, and long-term incentive grants are reviewed annually to ensure market competitiveness, and to assure satisfaction of the Company’s objective of providing total executive pay which achieves the appropriate leverage of variable pay for performance and at-risk equity holdings. The Committee utilized data and advice from internal consulting resources and comprehensive market surveys in their review of the executive officers’ compensation. In reviewing compensation recommendations, the Committee considered data from a broad group of Fortune 1000 organizations and from a peer group of professional service firms that the Committee believes is a representative measure of the size, scope, and complexity of the market for competitive executive talent. Based on the latest available data, total targeted compensation for the Company’s executive officer group in aggregate ranked at the median of the compensation survey group.

Base Salaries. Each year the Committee determines the base salary for the CEO and other key executive officers within the firm. In making its base pay recommendations, the Committee reviews the following qualitative factors: Company performance, the executive’s individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other inflationary considerations. In order to effectively recruit and retain key executives, the Company has adopted a base salary philosophy that takes into account competitive market compensation levels at the 50th percentile with the ability to differentiate compensation around that data point.

Performance-Based Annual Cash Incentives. The Committee reviews annual incentive goals for the CEO and other executive officers. Annual incentive goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results. Targeted incentive amounts, which are designed to provide competitive incentive pay at the 50th percentile, are established each year. Performance objectives intended to focus attention on achieving key Company, business group, strategic, and individual goals are established for each executive officer. An objective assessment of how each key executive has performed relative to their individual goals is a key factor in determining the annual cash payout. That assessment includes a quantitative and qualitative review. The Committee does not use any fixed formula in determining incentive awards, rather, it exercises discretion relative to achievement of individual performance goals and overall company performance. Any payout is then adjusted by a firm wide multiplier which is designed to calibrate aggregate performance against overall funding based on firm wide profitability.

For 2005, corporate objectives included targeted earnings and revenue growth goals. In addition, individual performance objectives were established for each executive, which include both specific performance goals and qualitative development goals. Based on Company financial performance, the Committee approved incentive award payouts based on a firm wide multiplier of 26% of aggregate targets for the fiscal year ended September 2005. This firm wide multiplier was influenced by the carve out of the Company’s sales incentive plans, plans tied to regional performance for 2005, and the carryover of incentive plan commitments from earlier merger activities. This funding formula would have also resulted in a payout of 26% of aggregate targets to the top 24 leaders of the firm, however because of the firm’s financial results and, upon recommendation by management, the Committee decided to not pay annual incentives for fiscal 2005 to the Company’s top 24 leaders.

Long-term Incentives. The Company has granted equity-based awards to its executives under the Global Stock Plan, which was initially approved by the Board of Directors in June 2002. The Global Stock Plan is

designed to align a significant portion of the executive compensation opportunity with the long-term interests of the Company’s shareholders. While the Global Stock Plan provides for the grant of several types of equity-based awards, since its inception, the Company (until the 2006 fiscal year) has only issued stock options to active associates under the Global Stock Plan.

In June 2005 the Committee approved the acceleration of vesting on the underwater 2004 stock option grant. This action was taken after careful consideration of the cost and accounting implications of this change against the potential loss of the 2004 stock option grant as a retention tool. At that time the Committee also agreed to move the annual equity grant date from July to October, and to shift from stock options to the granting of restricted stock and restricted stock units. This shift in equity vehicles was based on the belief that restricted stock is more cost efficient than stock options by providing a better alignment of cost to the Company and benefit to the participant, results in actual share ownership which better aligns the interests of participants with shareholders, and helps the Company address run rate and dilution issues. The granting of restricted stock is also more easily understood and valued by plan participants and reflects prevailing market practice of shifting some portion of equity grants to restricted stock. In addition, for fiscal 2006 the Company decided to shift the value that was delivered to executive officers in the form of stock options to a mix of 50% time-based and 50% performance-based shares. The use of performance-based shares is consistent with market practice and provides a strong alignment between Company executives and the interests of long-term shareholders. As a result of these actions, there was no equity grant made in fiscal 2005.

In October 2005 the Company made a grant of restricted stock to approximately 2,200 individuals including the executive group. This broad sharing of equity is an important element of the Company’s efforts to identify and reward key talent, and to expand ownership opportunities throughout the organization. At that same time, the Company provided grants of restricted stock to 27 senior leaders for targeted retention and recognition. A total of 250,000 shares were granted with vesting as of July 2007 or 2008. None of these retention shares were granted to the Named Executive Officers. In November 2005 the Company also made a grant of performance-based shares to a limited number of senior executives which included the Named Executive Officers.

The Compensation and Leadership Committee approved both eligibility and the magnitude of the fiscal 2006 equity grants. The restricted stock grants are designed to increase the portion of the total compensation opportunity represented by stock incentives as an individual’s level of responsibility expands. The Company currently plans to continue making annual equity incentive grants to provide key contributors, over a number of years, with multiple equity incentive grants at a value equal to the market price for common shares on the date of each grant. For key contributors, the Company’s stock award agreement contains provisions providing for the forfeiture of unvested equity grants and appropriate legal actions in the event the executive leaves the Company and engages in certain behavior in competition with or contrary to the interests of the Company.

Long-term equity incentives include the following:

Stock Options: Granted in June 2002, and July 2003 and 2004. No stock option grant was made in 2005. These options vest over a four-year period with 25% becoming exercisable on each anniversary of the grant date and a ten-year term, with the exception of the stock options which were granted in 2004 which are currently 100% vested and exercisable. All options were granted with an exercise price equal to the fair market value of the Hewitt common stock on the date of the grant.

Restricted Stock/Units: Granted in October 2005 for fiscal 2006. This restricted stock grant vests over a four-year period with 25% becoming vested as of July 1, 2006 and each subsequent July 1.

Performance-based Stock: Granted in November 2005 for fiscal 2006. The performance-based shares vest 100% after three years and are tied to the Company’s performance against pre-established targets including three year revenue growth and economic profit over a three year period. Under the Global Stock Plan the actual payout under these awards may vary from zero to 200% of an executive’s target payout based on the Company’s actual performance over the three year performance period. The first payout will not occur until after October 2008.

Deferred Compensation Plan. The Company maintains a Voluntary Deferred Compensation Plan that allows certain associates, including the named executive officers, to defer receipt of their salary and/or annual incentive payments into the Plan. Participants may defer up to 25% of their base salary and up to 100% of their annual incentive award until the date(s) they have specified. Monies deferred into the Plan receive an interest rate of prime plus 1%. The Voluntary Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the Plan. When such payments are due, the cash will be distributed from the Company’s general assets. None of the named executive officers are currently deferring base salary or annual incentive payments into this Plan.

Executive Benefits. The Company has an established set of executive benefits available to the named executives. These benefits include a nonqualified defined contribution top-hat plan, a voluntary deferral plan, a spending allowance equal to 2.5% of base compensation with an annual cap of $7,500, and a paid time off program which provides an additional five weeks of vacation every fifth year. These benefits are also available to a broader group of leaders in North America. No other executive benefits are provided beyond those noted above. For fiscal 2006 the Company has suspended payments under the nonqualified defined contribution top-hat plan and the spending allowance.

Compensation of the Chief Executive Officer. In fiscal 2005, Mr. Gifford participated in the same compensation plans provided to the other executive officers as described above. Mr. Gifford’s base salary was changed from $785,000 to $800,000 to be competitive at the 50th percentile with CEOs in comparable companies within the peer group, while ensuring that his total compensation was dependent upon achievement of the Company’s financial performance goals and his own personal performance objectives. To ensure that decisions regarding Mr. Gifford’s compensation are directly based upon the extent to which his performance objectives are met, the Committee has established a detailed process for CEO performance review and assessment, including the use of a third party to execute portions of this process. All compensation actions relating to Mr. Gifford are subject to the approval of the Committee.

After review of Mr. Gifford’s 2005 performance, the relative comparison of his total compensation to other CEOs in the peer group, and the greater use of long-term incentives in the executive officers’ compensation arrangements, the Committee agreed to hold the base salary component of Mr. Gifford’s total compensation package constant at $800,000 for fiscal 2006.

In 2005, the Company did not achieve its revenue targets or its aggregate earnings target required to fund a 100% incentive payout. Based on these firm financial results, the Company’s management recommended that the CEO, Presidents and their direct reports forego any annual incentive for 2005. The Committee recognizes the strong contribution of its leaders; however, given the firm’s financial results and the impact that as senior leaders they can have on those results, a zero payout was appropriate. The Committee approved of this action and determined that Mr. Gifford receive a zero annual incentive payout for 2005.

Consistent with its pay for results philosophy and to ensure competitiveness of total compensation within the peer group, the Committee increased the annual incentive target for Mr. Gifford. Effective October 1, 2005, Mr. Gifford’s annual incentive target was increased from 85% to 100% of base salary. Based on latest available data, Mr. Gifford’s targeted direct compensation ranks at the 50th percentile of total direct compensation paid to CEOs in the peer group. For 2006 the actual incentive award payout for Mr. Gifford will be based on the same criteria applied to other executive officers with 50% of the award based on achievement of individual goals and 50% on the achievement of firm financial results. Actual payout will be based on a qualitative and quantitative assessment and can range from 0 to 2 times the target incentive award.

In October and November 2005 of fiscal 2006, the Committee approved a long-term incentive award to Mr. Gifford consisting of a time-based restricted stock grant of 30,000 shares, and a performance-based stock grant with a target payout of 30,000 shares. The Committee determined the amount of this award after reviewing competitive market data and Mr. Gifford’s individual performance. While this represents a significant increase in the value of long-term incentive grants, based on current market data, Mr. Gifford’s long-term incentive target still ranks below median for Chief Executive Officers in his peer group. This target will continue to be reviewed as part of ongoing equity grant process.

Change in Control Executive Severance. The Committee believes that senior management should be free of distraction in circumstances arising from the possibility of a change in control of the Company. In order to address this possibility, and as part of its efforts in moving the Company from a private to a public entity, in October 2005 the Committee approved a Change-in-Control Executive Severance Plan for 24 senior executives including the Named Executive Officers. The Plan is structured based on conservative market practices. Upon a termination of employment following a change in control, the executive would receive certain benefits including a lump sum payment equal to two times base pay and target annual incentive, continuation of certain health benefits for 24 months, and 100% vesting of all unvested equity grants.

Stock Ownership Guidelines. The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with Hewitt’s shareholders, in December 2003, the Committee adopted minimum stock ownership guidelines for all Hewitt officers, all members of the Hewitt Leadership Group, and non-employee directors. The stock ownership guidelines were updated in 2005 to reflect the granting of restricted stock/units. The ownership requirement for the CEO is Hewitt stock equal in value to five times the current base salary. Mr. Gifford currently exceeds the ownership guidelines required of the CEO. The ownership guidelines range from 0.5 to 3.5 times the current base salary for other covered individuals, and are set at five times the annual equity compensation for non-employee directors. Individuals have five years in which to achieve these minimum holding levels.

Impact of Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of non-performance-based compensation paid to a covered employee. In general, the Company’s policy is to preserve the federal income tax deductibility of compensation it pays to its covered employees. Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, and long-term incentive plans. The Company was not subject to Section 162(m) for three years following the initial public offering. As such, there was no impact to the Company under Section 162(m).

Director Compensation. The Committee reviewed director compensation in 2005 relative to comprehensive market surveys and a proxy review scan. As a result, the Committee and the Board approved maintaining the current annual retainer and equity grant, and approved an increase in the Committee chair fees to better reflect market practice. Each non-employee director of the Company receives (i) an annual retainer of $40,000 paid in cash, Class A common stock or deferred stock units, and (ii) an annual equity grant of $60,000 paid in Class A common stock or deferred stock units with a one year vesting restriction. In 2005, each Committee chair received $5,000. In 2006 the chair fees will be as follows: the Audit Committee Chair will receive $15,000, the Compensation and Leadership Committee Chair will receive $10,000, the Nominating and Corporate Governance Chair will continue to receive $5,000 and the Company has established an annual Lead Director fee of $5,000 payable in cash.

Executive Talent Management for Senior Executives. In keeping with the Committee’s charter to support the Company’s efforts to develop world-class leaders, the Committee has developed and approved an overall strategy and approach for developing executive talent. This strategy consists of executive staffing, hiring and onboarding, and an executive talent review which drives leadership development, retention, movement and succession planning. Performance management, role profiles and templates for performance goals have been developed for this executive group. In 2005, the Committee has reviewed succession plans and leadership development plans for the CEO, Presidents and their direct reports. In addition, the Committee has reviewed key talent groups based on diversity, gender, location and business segment.

Conclusion. As outlined above, the Company’s executive compensation program provides a significant link between total compensation, the Company’s performance, and long-term shareholder value consistent with the compensation philosophies set forth above. This program is designed to be a significant factor in helping achieve the Company’s growth and profitability goals, and the resulting long-term gains for the Company’s stockholders.

Submitted by the Compensation and Leadership Committee of the Board:

December 7 , 2005	Cary D. McMillan, Chairman
Michele M. Hunt
Michael E. Greenlees
Thomas J. Neff

Performance Measurement Comparison

The graph below depicts total cumulative stockholder return on $100 invested on June 27, 2002, the date of the Company’s initial public offering of shares of Class A common stock, in (1) the initial public offering of Hewitt Associates, Inc. Class A common stock, (2) an industry peer group index comprised of the common stock of publicly-held competitors of the Company, and (3) the Standard & Poor’s 500 Index. The graph assumes reinvestment of dividends.

The Company does not believe an appropriate independently-compiled industry peer group index exists. The index developed by the Company represents its judgment of its closest competitors for which there is a public stock price. Several of the Company’s closest competitors are not publicly held, thus these competitors are not included in the index.

Hewitt Associates, Inc.

	Cumulative Total Return
	6/27/02		6/02(1)	9/02(1)	9/03(1)	9/04(1)	9/05(1)
Hewitt Associates, Inc.(2)	100.00		122.63	155.47	128.16	139.26	143.58
S&P 500(3)	100.00	(4)	92.88	76.83	95.57	108.83	122.17
Peer Group(5)	100.00		101.09	69.49	87.40	94.56	101.32

(1)	Return as of the last business day of the month.

(2)	Prior to its initial public offering on June 27, 2002, all ownership interests of the Company were held by FORE Holdings LLC.
(3)	Copyright © 2002 Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
(4)	S&P 500 Index cumulative total return is based on initial investment made as of May 31, 2002.
(5)	Comprised of Accenture Ltd., Affiliated Computer Services, Automatic Data Processing, Inc., Bearing Point, Inc., Ceridian Corp., Electronic Data Systems, Paychex, Inc., and Watson Wyatt & Company Holdings. The Company’s Peer Group no longer includes Probusiness Services, Inc. since it has been acquired by Automatic Data Processing, Inc. or Exult, Inc, since it has been acquired by the Company.

Certain Relationships and Related Transactions

Organizational Structure

The Company’s transition to a corporate structure, which the Company completed on May 31, 2002, was accomplished through the following transactions:

•	Hewitt Associates, Inc., a Delaware corporation, was formed as a subsidiary of FORE Holdings LLC, formerly known as Hewitt Holdings LLC.

•	Hewitt Associates LLC distributed $152.5 million of accounts receivable and $55 million of cash to FORE Holdings to fund a distribution to its owners of accumulated earnings.

•	FORE Holdings transferred all of the ownership interests in Hewitt Associates LLC to Hewitt Associates, Inc., thereby making Hewitt Associates LLC a wholly-owned subsidiary of Hewitt Associates, Inc., and FORE Holdings owners (with the exception of retired FORE Holdings owners) became employees of Hewitt Associates LLC or one of its subsidiaries.

•	FORE Holdings received an aggregate of 70,819,520 shares of the Company’s Class B common stock.

•	Each of FORE Holdings’ owners retained an interest in FORE Holdings (and an undivided, indirect interest in the shares of the Company’s Class B common stock held by FORE Holdings).

On July 1, 2003, FORE Holdings distributed to its owners the remaining shares of Class B common stock held on behalf of its owners, with the exception of 2,647,621 shares which it continued to hold on behalf of certain owners who reside outside the United States. Since July 1, 2003, FORE Holdings has distributed an additional 1,300,970 shares to certain owners who reside outside of the United States. In 2005, FORE Holdings sold substantially all of its assets and distributed $48,828,961 to its members. On September 29, 2005, FORE Holdings was liquidated, and all of its remaining assets were distributed to, and its liabilities were assumed by, the FORE Holdings Liquidating Trust.

Restrictions on Common Stock

Stockholders’ Agreement

As a condition to receiving shares of Class B common stock in the distribution by FORE Holdings, the FORE Holdings owners entered into a stockholders’ agreement whereby the shares received in the distribution would continue to be subject to similar restrictions as when the shares were held by FORE Holdings. The Company, FORE Holdings and the FORE Holdings owners or their transferees who received shares of Class B common stock in the distribution from FORE Holdings to the owners are parties to the stockholders’ agreement.

Persons and Shares Covered. The parties to the stockholders’ agreement (other than the Company and FORE Holdings) and the persons who from time to time may become parties to the stockholders’ agreement are referred to as “covered persons.”

The stockholders’ agreement covers:

•	all shares of Class B common stock and Class C common stock beneficially owned by each covered person at the time such covered person entered into the stockholders’ agreement,

•	any shares of Class B common stock and Class C common stock as to which a covered person acquires beneficial ownership after execution of the stockholders’ agreement, and

•	any shares of Class A common stock as to which a covered person acquires beneficial ownership upon conversion of the shares of Class B common stock or Class C common stock beneficially owned by such covered person.

Shares of Class A common stock acquired by covered persons in the open market will not be subject to the stockholders’ agreement. The shares covered by the stockholders’ agreement are referred to as “covered shares.”

Transfer Restrictions. The stockholders’ agreement contains restrictions on transfer whereby each covered person who is an owner or transferee of an owner will be subject to the transfer restrictions described below. Such covered persons are referred to as “owner covered persons.” Each owner covered person may not transfer prior to June 26, 2006 any “goodwill shares” (defined below) beneficially owned by such owner covered person which are still subject to the book to market phase-in discussed below. The transfer restrictions with respect to the remaining covered shares lapsed in June 2005.

Book to Market Phase-in. If a former owner of FORE Holdings’ employment terminates (other than as a result of an owner’s retirement (subject to certain criteria), death or disability) prior to June 27, 2006 and before the owner reaches the age of 55 with ten years of service with the Company, the number of shares held by the owner will be reduced. The shares held by a terminated owner which may be subject to reduction are referred to as “goodwill shares.” Upon completion of the Company’s initial public offering, there were approximately 55,600,000 of such shares. The reduction in the number of goodwill shares is a function of the then current book value and market value of the shares and is calculated according to the formula described below. Book value of the Company’s Class A common stock will be determined as of the end of the immediately preceding fiscal quarter for which the Company has reported financial results and market value of the Company’s Class A common stock will be determined based on the weighted average closing sale price of the Company’s Class A common stock as quoted on the New York Stock Exchange for the five trading days preceding the date of termination.

Specifically, on each anniversary of the initial public offering (which occurred on June 27, 2002), if a former owner of FORE Holdings is one of the Company’s employees on that date, such former owner’s entitlement to a portion of the goodwill shares will increase, as follows, from book value to market value.

	Entitlement to goodwill shares at book value	Entitlement to goodwill shares at market value
On or prior to June 27, 2003	100%	0%
On or after June 27, 2003 to June 26, 2004	75%	25%
On or after June 27, 2004 to June 26, 2005	50%	50%
On or after June 27, 2005 to June 26, 2006	25%	75%
On or after June 27, 2006	0%	100%

As to any goodwill shares that a former owner of FORE Holdings is entitled to receive at market value, such shares will not be subject to surrender by the former owner. As to any goodwill shares that a former owner is entitled to receive at book value, a former owner will surrender a number of shares having an aggregate market value equal to the difference between the market value and the book value of such shares. The surrendered shares will be reallocated to the remaining former owners of FORE Holdings.

If a former owner of FORE Holdings who is at least 52 years of age and who has been an owner for at least ten years provides twelve months’ prior written notice of intent to retire to the Board of Directors, such former owner will be eligible for a special retiree formula as to entitlement to goodwill shares. Such formula considers the age of the individual and the number of years that person has been an owner. Depending on the combination of these factors, such person would be entitled to between 82% and 100% of his or her remaining book value goodwill shares at market value at that time.

The Company’s Chief Executive Officer, Mr. Gifford, has agreed to waive any enhanced rights to goodwill shares at market value due to retirement prior to June 27, 2006, unless his retirement is initiated by the Company’s Board of Directors. In the event of the death of a former owner of FORE Holdings, the estate of such former owner will be entitled to 100% of the goodwill shares at market value. In the event of a former owner’s disability, the former owner will continue to be treated as an active employee during the disability.

Voting. The stockholders’ agreement provides that prior to any vote of the Company’s stockholders, a separate, preliminary vote of all of the covered shares owned by the covered persons will be held. All of the covered shares will then be voted in accordance with the vote of the majority of the votes cast in the preliminary vote. The preliminary vote will be administered by the stockholders’ committee designated in accordance with the Company’s Amended and Restated Certificate of Incorporation.

Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons will be voted in favor of the election of those persons receiving the highest number of votes cast in the preliminary vote.

Term. The stockholders’ agreement continues in effect until the first to occur of the termination of the stockholders’ agreement by the affirmative vote of the holders of a majority of the covered shares, such time as the covered shares represent less than 10% of the Company’s issued and outstanding shares of common stock, or June 27, 2022. Covered persons are bound by the terms of the stockholders’ agreement for as long as they hold covered shares. Any termination of the book to market phase-in provisions (at any time) would require the approval of the majority of the Company’s independent directors.

Waivers and Amendments. A committee that has assumed the responsibilities of the executive committee of FORE Holdings under the stockholders’ agreement could waive the transfer restrictions for any reason it deemed appropriate. Any waiver or amendment to the book to market phase-in provisions requires the approval of the Company’s independent directors.

Subject to the foregoing paragraph, the provisions of the stockholders’ agreement may generally be amended or waived by the affirmative vote of the holders of a majority of the covered shares. However, any waiver or amendment materially affecting the Company’s rights or obligations or the rights or obligations of the stockholders’ committee requires the approval of the entity so affected.

Effects of Change in Control. Following the consummation of a change in control of the Company, the transfer restrictions applicable to covered persons and the voting provisions discussed above will terminate. The book to market phase-in provisions will not be affected by a change in control and will continue to apply with respect to the covered person’s shares in the acquiror. However, if a former owner’s employment with the Company or the acquiror is terminated without cause within two years following a change in control, the former owner will be entitled to all goodwill shares at market value.

Minimum Stock Ownership Requirements

The former owners of FORE Holdings are required to hold a minimum number of shares while they are employees of the Company. Under the option award agreement for the former owners of FORE Holdings, each former owner is required to maintain beneficial ownership of at least 25% of such owner’s initial goodwill shares while employed by the Company.

Under the Bacon & Woodrow transfer restriction agreement, while employed by the Company, each of the former partners of Bacon & Woodrow is required to maintain beneficial ownership of at least 25% of the Class C shares of common stock issued to such former partner.

Services Agreement

Pursuant to a Services Agreement assigned by FORE Holdings to the FORE Holdings Liquidating Trust, through the earlier of September 30, 2007 and the termination of the FORE Holdings Liquidating Trust, Hewitt Associates LLC will provide certain support services to the FORE Holdings Liquidating Trust, primarily in the financial, real estate and legal departments, as may be requested by the FORE Holdings Liquidating Trust from time to time. Hewitt Associates LLC may charge the FORE Holdings Liquidating Trust separately for services on a time and materials basis. Through September 30, 2005, fees for all services Hewitt Associates LLC has provided under the Services Agreement, totaled $69,443 for fiscal year 2005, all of which has been paid by FORE Holdings.

Employment Relationship

The Company has employed Scott Gifford, the son of Dale L. Gifford, as a manager in its Human Resources department since 2001. In 2005, the Company paid Scott Gifford cash compensation, including salary and bonus of $102,570. Mr. Gifford was not awarded stock options in fiscal 2005.

Real Estate

The Company conducts operations in general offices in Lincolnshire, Illinois, and in regional and foreign offices. The offices are leased primarily under operating leases. During fiscal 2005, the Company leased most of its office space from FORE Holdings and/or its subsidiaries, including the Hewitt Properties companies referenced in this table.

Until May 20, 2005, FORE Holdings owned and leased the following real estate assets to the Company:

FORE Holdings Properties Entity	Location	Commencement Date	Expiration Date	Monthly Base Rent ($000)	Options	Square Footage
Hewitt Properties I	Lincolnshire, Illinois	November 25, 1998	November 24, 2018	$560	Option to renew for two consecutive 5-year terms Option to purchase building	489,000

Hewitt Properties II	Lincolnshire, Illinois	December 30, 1999	December 29, 2019	$342	Option to renew for two consecutive 5-year terms Option to purchase building	330,000

Hewitt Properties III	Lincolnshire, Illinois	May 22, 1999	May 21, 2014	$357	Option to renew for two consecutive 5-year terms Option to purchase building	326,000

Hewitt Properties IV	Orlando, Florida	March 22, 2000	March 21, 2020	$235	Option to renew for two consecutive 5-year terms Option to purchase building	310,000

Hewitt Properties IV	The Woodlands, Texas	March 22, 2000	March 21, 2020	$431	Option to renew for two consecutive 5-year terms Option to purchase building	414,000

On May 20, 2005, FORE Holdings, through its wholly-owned subsidiaries, completed the sale of the foregoing properties to an unaffiliated buyer. All of the leases with the Company were assigned to the buyer at closing. In connection with the sale of those properties, the Company agreed to two debt covenants relating to minimum net worth and leverage ratio identical to those that already exist on the Company’s unsecured senior term notes and waived certain purchase options and related rights for an aggregate consideration of $3,000,000.

In addition, until July 28, 2005, there were three related party operating leases between Overlook Associates and the Company covering a portion of the complex that constitutes the Company’s global headquarters in Lincolnshire, Illinois. Overlook Associates was a majority-owned but not a controlled investment of FORE Holdings. As of June 30, 2005, the minimum aggregate lease payments on these leases totaled $108 million. The material terms of each lease are set forth below:

Property	Commencement Date	Expiration Date	Monthly Base Rent ($000)	Options	Square Footage
One Overlook Point	June 1, 1989	May 1, 2009	$341	5 year option to extend term	212,000

Two Overlook Point	February 28, 1997	February 28, 2017	$265	Option to purchase between years 7 and 10	321,000

Three Overlook Point	December 1, 1989	February 28, 2017	$302	N/A	290,000

On July 28, 2005, in a series of related transactions, FORE Holdings disposed of its entire interest in Overlook Associates and the underlying real estate owned by Overlook Associates to an unaffiliated buyer and to its former partners in Overlook Associates. All of the leases remain in effect.

Total lease payments from Hewitt Associates LLC to FORE Holdings and Overlook Associates were $24 million in 2005. The leases and applicable amendments were entered into on terms comparable to those which would have been obtained in an arm’s length transaction according to independent third party evaluations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no reports were required, during the fiscal year ended September 30, 2005, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater-than-ten-percent beneficial owners were satisfied, except that Form 3’s reporting initial beneficial ownership by each of Perry H. Cliburn, Stephen Dale King and a group composed of various investment entities affiliated with General Atlantic LLC, were filed late.

Other Matters

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission (the “SEC”) is August 16, 2006. Stockholders who wish to submit a proposal not intended to be included in the Company’s proxy statement and form of proxy but to be presented at the 2007 Annual Meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s Bylaws to provide notice of such proposal in nomination to the Secretary of the Company at the Company’s principal executive office. This notice must be delivered to the Company no later than November 3, 2006, but no earlier than October 4, 2006. This notice must contain the information required by the Company’s Bylaws.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069 or may be accessed from the Investor Relations section of the Company’s web site, www.hewitt.com or from the SEC’s web site, www.sec.gov.

By Order of the Board of Directors

Dale L. Gifford
Chairman of the Board and Chief Executive Officer

December 14, 2005

APPENDIX A

Hewitt Associates, Inc.

Audit Committee Charter

(as Amended April 26, 2005)

Organization

This charter governs the operations of the Audit Committee (the “Committee”) of Hewitt Associates, Inc. (the “Company”). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors (the “Board”). The Committee shall consist of members of and be appointed by, the Board of Directors and shall comprise at least three directors, each of whom is independent of Management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company and are not affiliated persons of the Company or its subsidiaries, except for their service as a director. In determining independence, the Board of Directors will observe the requirements of Rules 303.01 and 303.02 of the NYSE Listed Company Manual, as amended from time to time. All Committee members shall be financially literate and at least one member shall be a “financial expert” as defined by Securities and Exchange Commission regulations. No member of the Audit Committee shall serve on the audit committees of more than two other public companies.

The Committee expects to meet at least four times per year. Reports of all meetings shall be made to the Board of Directors.

Purpose

The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications and independence, and the Company’s compliance with ethics policies and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, independent auditors, the internal auditors, and Management of the Company.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of the compensation of the independent auditor and any advisor employed by the Committee pursuant to the authority granted by this charter.

Duties and Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to react better to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the independent auditors, including resolution of disagreements between Management and the auditors regarding financial reporting. The Committee shall evaluate the independent auditors’ qualifications, performance, and independence (including that of the lead audit partner) and shall periodically consider the rotation of the lead audit partner and the independent audit firm. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform non-audit services proscribed by law or regulation.

•	At least annually, the Committee shall obtain and review a report by the independent auditors describing:

—	The independent auditors’ internal quality control procedures.

—	Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

—	All relationships between the independent auditor and the Company (to assess the auditors’ independence).

•	In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that comply with law, Securities and Exchange Commission regulations, and New York Stock Exchange listing standards.

•	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with Management, the internal auditors, and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and its legal and ethical compliance programs.

•	The Committee shall periodically meet separately with Management, the internal auditors, and the independent auditors to discuss issues and concerns warranting the Committee’s attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with members of the Committee. The Committee shall review with the independent auditors any audit problems or difficulties and Management’s response.

•	The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company and all alternative treatments of financial information with generally accepted accounting principles that have been discussed with Management.

•	From such time as there are regulations of the Securities and Exchange Commission implementing relevant sections of the Sarbanes-Oxley Act of 2002, the Committee shall review a report of Management’s assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on Management’s assessment.

•	The Committee shall review and discuss earnings press releases as well as financial information and earnings provided to analysts and rating agencies.

•	The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with Management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall review with Management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including its judgement about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by Securities and Exchange Commission regulations.

•	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

•	To the extent not prohibited by law or Securities and Exchange Commission regulations, the Chair or Vice-Chair of the Committee may represent the entire Committee for purposes of receiving reports, performing review, and pre-approving the scope of non-audit services to be performed by the independent auditors and the fees relating thereto, provided that a report on all such activities shall be presented to the full Audit Committee at its next meeting.

[HEWCM - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHWC32.ELX] [VERSION - (1)] [11/18/05] [orig. 11/18/05]

DETACH HERE

ZHWC32

PROXY

HEWITT ASSOCIATES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 1, 2006

This Proxy is Solicited on Behalf of the Board of Directors of Hewitt Associates, Inc.

The undersigned hereby appoints C. Lawrence Connolly, III, Jeffrey C. Everett and Peter E. Ross, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hewitt Associates, Inc., at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois, on Wednesday, February 1, 2006 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

HEWITT ASSOCIATES, INC.

C/O COMPUTERSHARE P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/hew

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWCM - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHWC31.ELX] [VERSION - (2)] [11/22/05] [orig. 11/18/05]

DETACH HERE

ZHWC31

Please mark votes as in this example.

#HEW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.

Nominees: (01) Bryan J. Doyle, (02) Julie S. Gordon, (03) Michele M. Hunt and (04) Cary D. McMillan

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

2. Ratification of Ernst & Young LLP as Independent Auditors.

FOR AGAINST ABSTAIN

For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:

Date:

Signature:

Date:

[HEWBC - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHWB42.ELX] [VERSION - (2)] [11/22/05] [orig. 11/18/05]

DETACH HERE

ZHWB42

Preliminary Voting Card (“PVC”) and Proxy for Class B and C Shares (“B/C Proxy”)

HEWITT ASSOCIATES, INC.

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 1, 2006

This PVC and B/C Proxy is Solicited on Behalf of the Stockholders Committee contemplated by the Certificate of Incorporation of Hewitt Associates, Inc.

The undersigned hereby votes all shares of Class B and Class C Common Stock which the undersigned may be entitled to vote in the Preliminary Vote relating to the Annual Meeting of Stockholders of Hewitt Associates, Inc., at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago,

Illinois, on Wednesday, February 1, 2006 at 9:00 a.m., Central Standard Time (the “Annual Meeting”). Further, the undersigned hereby appoints the Stockholders Committee (by action by a majority of its members) proxy for the undersigned to vote all shares of Class B and Class C Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting or at any adjournment thereof, upon the matters set forth on the reverse side and described in the Proxy Statement separately distributed by the Board of Directors of Hewitt Associates, Inc., such votes to be cast in accordance with the Certificate of Incorporation and based upon the Preliminary Vote.

IN ORDER TO HAVE YOUR VOTE COUNTED IN THE PRELIMINARY VOTE THIS PVC MUST BE RECEIVED BY HEWITT ASSOCIATES, INC. BY 5:00, C.D.T. ON FEBRUARY 1, 2006.

Please mark this document as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

HEWITT ASSOCIATES, INC.

C/O COMPUTERSHARE P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/hewb-c

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWBC - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHWB41.ELX] [VERSION - (2)] [11/22/05] [orig. 11/18/05]

DETACH HERE

ZHWB41

HEWB

Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.

Nominees: (01) Bryan J. Doyle, (02) Julie S. Gordon, (03) Michele M. Hunt and (04) Cary D. McMillan

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

For all nominees except as noted above

2. Ratification of Ernst & Young LLP as Independent Auditors.

FOR AGAINST ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:

Date:

Signature:

Date:

[HEWHH - SHARE HOLDINGS LLC - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHWH12.ELX] [VERSION - (2)] [11/22/05] [orig. 11/18/05]

DETACH HERE

ZHWH12

Voting Instruction Form (“VIF”)

HEWITT ASSOCIATES, INC.

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 1, 2006

This VIF is Solicited on Behalf of Share Holdings LLC

The undersigned hereby instructs Share Holdings LLC to vote all shares of Class B Common Stock of Hewitt Associates, Inc. allocated to the account of the undersigned at Share Holdings LLC in the Preliminary Vote relating to the Annual Meeting of Stockholders of Hewitt Associates, Inc., at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois, on Wednesday, February 1, 2006 at 9:00 A.M., central daylight time upon the matters set forth on the reverse side and described in the Proxy Statement separately distributed by the Board of Directors of Hewitt Associates, Inc.

Please mark this VIF as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

SHARE HOLDINGS LLC

C/O COMPUTERSHARE P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/hewhh

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWHH - SHARE HOLDINGS LLC - HEWITT ASSOCIATES, INC.] [FILE NAME: ZHWH11.ELX] [VERSION - (2)] [11/22/05] [orig. 11/18/05]

DETACH HERE ZHWH11

Please mark votes as in this example.

#HEW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.

Nominees: (01) Bryan J. Doyle, (02) Julie S. Gordon, (03) Michele M. Hunt and (04) Cary D. McMillan

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

2. Ratification of Ernst & Young LLP as Independent Auditors.

FOR AGAINST ABSTAIN

For all nominee(s) except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign this VIF exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:

Date:

Signature:

Date: